EXHIBIT 21

INDEPENDENCE HOLDING COMPANY

Subsidiaries as of March 27, 2003
Subsidiary	Jurisdiction

Independence Capital Corp.	Delaware
Independence Financial Services Corp.	Delaware
Madison National Life Insurance Company, Inc.	Wisconsin
Madison Investors Corporation	Delaware
American Independence Corp.	Delaware
Credico Insurance Services, Inc.	North Carolina
Credico Life Insurance Company	Nevis
Standard Security Life Insurance Company of New York	New York
Standard Security Investors Corp.	New York
SSH Corp.	Delaware
On-Line Brokerage, Inc.	Delaware
Madison Standard Corp.	Wisconsin
Independence Land and Capital, Inc.	Delaware
IFS Corp.	Delaware
G.P. Associates Holding Corp.	Delaware
Independence Preferred Trust 1	Delaware